Exhibit 99.1

SMG INDIUM RESOURCES REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

HOUSTON, Texas November 13, 2017 (GLOBE NEWSWIRE) -- SMG Indium Resources Ltd., ("SMGI” or the “Company"), symbol OTCQB:SMGI, an oilfield services company headquartered in Houston, Texas today announced its unaudited financial results for the third quarter (“Q3”) ended September 30, 2017.

Summary:

•	Total Revenues for the quarter ended September 30, 2017 were $620,084, up 50%, from the year ago period;

•	Total Revenues for the nine months ended September 30, 2017 were $1,802,486 up 62%, from the year ago period;

•	Gross Margin increased significantly to 62% of Revenues in Q3 2017, from 44% in Q3 2016;

•	EBITDAX, a non-GAAP measure, was $245,093 for Q3 2017 and $406,664 for the nine months ended September 30, 2017 (see reconciliation table below);

•	Net loss for Q3 2017 was $412,626, including non-recurring acquisition costs of $378,807 and one-time non-cash stock charges of $211,321 during the period;

•	The Company generated a gain of $177,502 for the Q3 2017 period, when adding back non-recurring merger/acquisition costs of $378,807 and non-recurring, non-cash, stock compensation charges of $211,321 during the period; and

•	Liquidity improved resulting from a $1 million line of credit established by the Company with Crestmark Bank, in May 2017, which had an outstanding balance of $264,168 at September 30, 2017.

Platform Acquisition

As stated in the Company's Quarterly Report on Form 10-Q filed on November 13, 2017, SMGI concluded its review of a strategic alternative, since its exit from the indium business, with a new platform acquisition in the oilfield services market. On September 19, 2017, the Company acquired 100% of the issued and outstanding membership interests of MG Cleaners an oilfield services company operated by Stephen Christian since 2010.

MG has four primary revenue streams: product sales - proprietary branded products including detergents, surfactants and degreasers; equipment and parts; service crews performing on-site repair and drilling rig wash; and rentals. Its customers are major oilfield drilling rig contractors including Nabors Drilling, Patterson–UTI and Helmrich & Payne, established oil and gas operators, as well as other service companies.

For the Third Quarter 2017

The Company’s Q3 2017 revenues were $620,084, which was an increase of 50% from Q3 2016. Gross margins were up significantly, as reported gross profit was $385,710, or 62% of revenues for Q3 2017, compared to 44% of revenues, or $180,507, for the comparable period in 2016. This improvement in gross profit was the result of operational efficiencies from higher sales and improved supply chain economics. Operating expenses were $774,366, an increase of $614,938, from $159,428 in the comparable period of Q3 2016. The increase in operating expenses included increased wages associated with additional employees hired for the West Texas market, one-time expenses including the MG acquisition and stock compensation expense, and an asset impairment charge associated with preparing an unoccupied land and building in Carthage, Texas for sale.

For Q3 2017, the net loss was $412,626 or ($0.19) per basic and diluted share, including one-time non-recurring charges during the period. EBITDAX, a non-GAAP measure, was a positive $245,093 for Q3 2017.

For the nine months ended September 30, 2017

Revenues for the nine months ended September 30, 2017 were $1,802,486, an increase of 62% from the previous period in 2016. Gross profit was $848,650 for the nine months ended September 30, 2017, representing 47% of revenues, compared to $504,994, or 45% of revenues for the period in 2016. For the nine months ended September 30, 2017, operational expenses increased to $1,113,934, an increase of $764,406 from $349,528 for the nine months ended September 30, 2016. This increase in expenses was primarily due to higher wages from managerial and additional service crew personnel in West Texas, higher travel costs, $378,807 in non-recurring acquisition expenses and $211,321 in non-cash stock based compensation expenses paid to consultants. Additionally, an asset impairment expense of $24,666 was recorded in the nine months ended September 30, 2017, compared to $75,850 in the same period in 2016.

For the nine months ended September 30, 2017 the net loss incurred was $342,416 or ($0.21) per basic and diluted share, including one-time non-recurring charges during the period. EBITDAX, a non-GAAP measure, was a positive $406,664 for the nine months ended September 30, 2017.

Other Q3 2017 milestones

During the Q3 2017 period, the Company expanded its operations by opening a sales and service facility in Midland, Texas to increase its presence in the Permian Basin of West Texas. This supplements previous distributor and supplier distribution in the West Texas area and leverages the Company's main manufacturing and sales facilities in Carthage, Texas. In connection with establishing the Midland office during Q3, the Company hired a strategic level relationship driven employee to oversee West Texas operations. In connection with the September 19, 2017 acquisition of MG Cleaners, and its new operating platform focused in oilfield services, the Company hired Matt Flemming as its CEO and Ms. Meggen Rhodes as its CFO, and Stephen Christian as President of its operating subsidiary MG Cleaners. The management team has significant experience in the oilfield services industry.

Matt Flemming, CEO, stated "We are pleased to announce our first earnings report since the Company entered the oilfield services market through its MG Cleaners acquisition in September 2017. We believe there is significant growth potential for our business, especially in the Permian and Delaware Basins of West Texas. MG’s competitive advantage is our proprietary branded products such as Miracle Blue, a heavy duty oilfield degreaser, and our ability to perform repair and service work on-site for our customers, reducing their down time and operational problems.”

Stephen Christian, President of MG Cleaners stated, “Our customers include the largest domestic players in the contract drilling industry as well as oilfield service companies, E&P operators and distribution supply firms. During Q3 2017, we expanded our reach in West Texas with key personnel and facilities in Midland, Texas giving us additional access to customers in the Permian Basin. Currently, we believe we will have continued future growth of our branded products and on-site service crews, particularly in the West Texas market, as approximately half of the drilling rigs in the domestic US are presently located in Texas.”

On October 24, 2017, the Company’s common stock uplisted to the OTCQB market. The Company anticipates that it will implement a corporate name change to “SMG Oilfield” in the next few months to better reflect its focus in the oilfield services market going forward.

EBITDAX Reconciliation Table:

The following is a reconciliation of income from continued operations attributed to the Company as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDAX.

SMG Indium Resources Ltd.

EBITDAX Reconciliation Table

For the three and nine months ended September 30, 2017

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

Net loss	$(412,626)	$(342,416)

Add back:
Interest expense	23,970	77,132
Depreciation	18,955	57,154
Impairment expense	24,666	24,666
Non-cash stock compensation	211,321	211,321
One-time non-op items	378,807	378,807

EBITDAX	$245,093	$406,664

For more information, management's analysis of its financial information, financial statements and footnotes, please read the Company's Current Reports on Form 8-K and its Quarterly Reports on Form 10-Q.

About SMG Indium Resources Ltd.: SMGI is an oilfield services company that operates throughout Texas. The Company, through its wholly-owned subsidiary MG Cleaners LLC., is focused on selling proprietary branded products including detergents, surfactants and degreasers such as Miracle Blue™, to oilfield drilling rig contractors and oilfield companies. In addition to the Company's proprietary products, the Company sells equipment and parts and has service crews that perform on-site repairs, maintenance and drilling rig wash services for customers such as Nabors Industries, Patterson-UTI, Helmrich & Payne, Cactus Drilling and others. SMG Indium Resources Ltd’s headquarters are located in Houston, Texas with facilities in Carthage, Texas and Midland, Texas. Read more at www.smg-indium.com and www.mgcleanersllc.com.

Matthew Flemming, SMG Indium Resources Ltd. +1- 713-821-3153